Exhibit 99.1

INmune Bio Inc. Demonstrates that INB03 Enhances the Uptake of Trastuzumab Deruxtecan in HER2+ Breast Cancer with MUC4 Expression in Poster Presented at San Antonio Breast Cancer Symposium

INB03 increases uptake of deruxtecan, the immunotoxin associated with trastuzumab deruxtecan (T-DXd, ENHERTU®), in models of resistant MUC4 expressing HER2 positive breast cancer and increases the tumor killing immunology of the tumor microenvironment.

Boca Raton, Florida, Nov. 29, 2023 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, is presenting data on the use of INB03, a dominant-negative TNF inhibitor of soluble TNF (sTNF) in the treatment of high-risk MUC4 expressing HER2. Roxana Schillaci, Ph.D., of Instituto de Biología y Medicina Experimental in Buenos Aries, Argentina, will present her work at the 46th annual San Antonio Breast Cancer Symposium, which runs from December 5 to 9.

“This work demonstrates another way that MUC4 expression causes resistance to HER2-targeted immunotherapy in women with resistant breast cancer,” said Dr. Schillaci, who is also associated with CONICET and is senior author of this work. “MUC4 expression decreases the uptake of the antibody-drug conjugate T-DXd. Decreased T-DXd uptake results in less tumor killing in this tumor model and we suspect it plays an important role in relapse of disease after treatment with T-DXd.”

The poster, titled, “Blocking soluble TNF to improve potency of trastuzumab-deruxtecan by increasing internalization and antitumor innate immune response in a resistant HER2-positive breast cancer model,” shows that INB03 improves the potency of T-DXd in a model of immunotherapy resistant HER2+ breast cancer. INB03 decreases resistance to T-DXd therapy in three ways. INB03 decreases MUC4 expression on the surface of the breast cancer cells increasing the ability of the antibody to bind to the HER2 target on the cancer cell. The combination of low-dose (1.5mg/kg) T-DXd+INB03 decreases tumor growth as much as full dose (5mg/kg) T-DXd alone suggesting increased binding of the immunotoxin to the cancer cell improves anti-tumor effects. INB03 increases internalization of T-DXd and converts the immunosuppressive TME into one that is more tumor-sensitive by polarizing tumor associated macrophages (TAM) from M2-like to M1-like phenotype with increased expression of IFNg. The poster concludes that the combination of INB03 may allow for lower doses of T-DXd to be effective in women with MUC4 expressing HER2+ breast cancer and that addition of INB03 may improve the response to T-DXd in women with resistant HER2+ disease.

“Response rates in women treated with T-DXd is high, but relapse is common after a period of time. Identifying and overcoming resistance mechanisms to trastuzumab-based antibody-drug conjugates (ADC) will be a key to improving outcomes,” said RJ Tesi M.D., CEO of INmune Bio. “The body of work performed by Roxana Schillaci is clinically relevant. Resistance to trastuzumab immunotherapy can be predicted prospectively based on simple immunohistochemistry stains detecting tumor expression of MUC4. We hope that this simple step will allow women to receive a treatment that subverts a resistance mechanism without waiting for treatment failure. We further believe that this precision medicine approach should improve the treatment of women with MUC4 expressing breast cancers.”

ENHERTU® is a registered trademark of Daiichi Sankyo Company, Limited.

About INB03

INB03 is a DN-TNF inhibitor that neutralizes soluble TNF (sTNF) without affecting trans membrane TNF (tmTNF) or TNF receptors. Compared to currently available non-selective TNF inhibitors, INB03 preserves the immune response to cancer by decreasing immunosuppressive cells in the TME including TAM and MDSC while promoting recruitment of anti-tumor immune cells including cytolytic CD8+ lymphocytes, NK cells and anti-tumor macrophages. INB03 has completed an open label dose-escalation Phase I trial in patients with advanced cancer. In that trial, INB03 was found to be safe and well tolerated - no dose limiting toxicity was found. INB03 decreased blood biomarkers of inflammation in patients with advanced cancer. INMB is planning a Phase II trial that uses INB03 as part of combination therapy.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials: The Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. DN-TNF product candidates are in clinical trials to determine if they can treat cancer (INB03™), Mild Alzheimer’s disease, Mild Cognitive Impairment and treatment-resistant depression (XPro™). The Natural Killer Cell Priming Platform includes INKmune™ developed to prime a patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic and solid tumor malignancies, and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595, and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss, CFO
(858) 964-3720
info@inmunenbio.com

Investor Contact:
Jason Nelson, Core IR
(516) 842-9614 x-823